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                                                                  EXECUTION COPY










                            ASSET PURCHASE AGREEMENT

                                      among

                The American Materials & Technologies Corporation
                                     ("AMT")

                                       and

                        Grafalloy Acquisition Corporation
                                  ("Purchaser")

                                       and

                                 Grafalloy L.P.
                                   ("Seller")

                                       and

                                 Grafalloy, Inc.
                               ("General Partner")


                                February 27, 1997
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                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

1.      PURCHASE AND SALE OF ASSETS............................................1
        1.1     Purchase and Sale of Assets....................................1
        1.2     Assumption of Liabilities......................................3
        1.3     Other Liabilities Not Assumed..................................3
        1.4     Assignment of Certain Contracts................................4
        1.5     Instruments of Conveyance, Assumption or Assignment............5

2.      PURCHASE PRICE.........................................................5
        2.1     Purchase Price.................................................5
        2.2     Adjustments....................................................5
        2.3     Adjustment Procedure...........................................6

3.      CLOSING................................................................6

4.      TAXES AND PREPAID ITEMS................................................6

5.      REPRESENTATIONS AND WARRANTIES OF SELLER...............................7
        5.1     Organization and Power.........................................7
        5.2     Due Authorization; Effect of Transaction.......................7
        5.3     Financial Statements...........................................7
        5.4     Accounts Receivable.   ........................................8
        5.5     Distributions..................................................8
        5.6     Subsidiaries...................................................8
        5.7     Real Property..................................................8
        5.8     Leases.........................................................8
        5.9     Personal Properties............................................8
        5.10    Employment Arrangements........................................9
        5.11    Material Contracts and Arrangements............................9
        5.12    Carbon Fiber Supply Arrangements...............................9
        5.13    Ordinary Course of Business...................................10
        5.14    Litigation and Compliance with Laws...........................10
        5.15    Taxes.........................................................10
        5.16    Environmental Matters.........................................11
        5.17    Trademarks, Licenses, Etc.....................................11
        5.18    Insurance.....................................................12
        5.19    Extraordinary Events..........................................12
        5.20    [INTENTIONALLY OMITTED].......................................12
        5.21    Products in Warranty..........................................12
        5.22    Certain Transactions..........................................12
        5.23    No Governmental Authorizations or Approvals Required..........12
        5.24    Employee Benefit Plans.  .....................................12

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6.      REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF GENERAL
        PARTNER...............................................................14
        6.1     Organization and Corporate Power..............................14
        6.2     Due Authorization; Effect of Transaction......................14

7.      REPRESENTATIONS, WARRANTIES, COVENANTS, AND AGREEMENTS OF AMT
        AND PURCHASER.........................................................14
        7.1     Organization and Corporate Power..............................14
        7.2     Due Authorization; Effect of Transaction......................14
        7.3     SEC Documents; Financial Statements...........................15
        7.4     Reports under Exchange Act.  .................................15
        7.5     Collection of Accounts Receivable.............................15
        7.6     Continuing Representations....................................15

8.      COVENANTS AND AGREEMENTS..............................................16
        8.1     Covenants and Agreements of Seller Pending Closing............16
        8.2     Distribution of AMT Stock.....................................16
        8.3     Actions Prior to the Closing..................................16

9.      CONDITIONS OF AMT'S AND PURCHASER'S OBLIGATIONS.......................16
        9.1     Opinion of Seller's Counsel...................................16
        9.2     No Opposition.................................................17
        9.3     Non-Competition Agreements....................................17
        9.4     Employment Agreements.........................................17
        9.5     Permits, etc..................................................17
        9.6     Representations and Covenants.................................17
        9.7     Instruments of Transfer.......................................17
        9.8     Subscription for AMT Stock....................................17
        9.9     [Intentionally left blank.]...................................17
        9.10    Tax Allocation Agreement......................................18
        9.11    Change of Name................................................18
        9.12    Escrow Agreement..............................................18
        9.13    Solvency Certificate..........................................18
        9.14    Amendment to Lease............................................18
        9.15    Cancellation of Notes.........................................18
        9.16    Diligence.....................................................18
        9.17    Waiver of Closing Conditions.  ...............................18

10.     CONDITIONS OF SELLER'S OBLIGATIONS....................................18
        10.1    Opinion of AMT's Purchaser's Counsel..........................18
        10.2    Representations and Covenants.................................18
        10.3    No Opposition.................................................19
        10.5    Subscription for AMT Stock....................................19
        10.6    Security for Purchase Note....................................19

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        10.7    Employment Agreements.........................................19
        10.8    Subordination Agreement.......................................19
        10.9    Tax Allocation Agreement......................................19
        10.10   Waiver of Closing Conditions..................................19

11.     INDEMNIFICATION.......................................................20
        11.1    Indemnification by Seller.....................................20
        11.2    Limits on Indemnification.....................................20
        11.3    Indemnification by Purchaser..................................21
        11.4    Notice of Claim...............................................22
        11.5    Indemnity Escrow..............................................22

12.     BULK SALES ACT........................................................23

13.     BROKERAGE FEE.........................................................23

14.     ENTIRE AGREEMENT; AMENDMENTS; WAIVERS.................................23

15.     ASSIGNMENT; SUCCESSORS AND ASSIGNS....................................24

16.     SEVERABILITY..........................................................24

17.     TERMINATION...........................................................24

18.     COUNTERPARTS..........................................................24

19.     SECTION AND OTHER HEADINGS............................................24

20.     NOTICES...............................................................25

21.     GENDER................................................................25

22.     LAW TO GOVERN.........................................................26

23.     ARBITRATION...........................................................26

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                            ASSET PURCHASE AGREEMENT


        THIS ASSET PURCHASE AGREEMENT (this "Agreement") entered into this 27th day of February, 1997, by and among The American Materials & Technologies Corporation, a Delaware corporation ("AMT"), Grafalloy Acquisition Corporation, a Delaware corporation ("Purchaser"), Grafalloy L.P., a Delaware limited partnership ("Seller"), and Grafalloy, Inc., a Delaware corporation and the general partner of Seller (the "General Partner"),

                          W I T N E S S E T H  T H A T:

        WHEREAS, Purchaser desires to purchase and Seller desires to sell and convey to Purchaser substantially all of the assets of Seller relating to its business involving the manufacture of composite golf club shafts, upon the terms and subject to the conditions set forth herein; and

        WHEREAS, Purchaser is willing to assume certain specified liabilities of Seller; and

        WHEREAS, among the assets to be transferred pursuant hereto are all of the issued and outstanding shares of common stock, $0.01 par value per share, of Grafalloy Equipment Corp. ("GEC"), a Delaware corporation and a newly created wholly-owned subsidiary of Seller ("GEC Stock"); and

        WHEREAS, the parties hereto intend that Purchaser shall elect, pursuant to Section 338 of the Internal Revenue Code, to treat the purchase of the shares of GEC Stock as a purchase of assets for federal tax purposes;

        NOW, THEREFORE, in consideration of the agreements of the parties hereto, and intending to be legally bound hereby, the parties hereto agree as follows:

1.      PURCHASE AND SALE OF ASSETS

        1.1 Purchase and Sale of Assets. At the Closing (as defined in Section
3), Seller agrees to sell, convey, transfer, assign and deliver to Purchaser, and AMT and Purchaser agree to purchase from Seller, for the purchase price hereinafter specified, all of Seller's assets, properties and business of every kind and description and wherever situated (the "Assets"). Without limiting the generality of the foregoing, the Assets to be acquired by Purchaser hereunder shall include:

            (a) All of Seller's goodwill and business as a going concern, including the name "Grafalloy" or any variation thereof.

            (b) All of Seller's normal operating cash on hand, accounts receivable, (a recent listing of which is attached hereto) miscellaneous accounts receivable and notes receivable or other rights to receive payments, whether arising out of the manufacture, sale, distribution or use of its products, technology, services or otherwise.
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            (c) All of Seller's inventories of finished goods, work-in-process, raw materials, and other miscellaneous supplies and materials (a recent listing of which is attached hereto).

            (d) All of the GEC Stock.

            (e) All of Seller's prepaid expenses.

            (f) All interests of Seller in real property including land, buildings, structures, improvements, fixtures, leaseholds and leasehold improvements.

            (g) All machinery, equipment, tools, molds, motor vehicles, transportation, packing and delivery equipment and supplies, furniture and fixtures of every kind and description owned by Seller or ordered by it (a recent listing of which is attached hereto) on or before the Closing Date (as defined in Section 3).

            (h) All of Seller's right, title and interest of every kind and description in and to the following assets:

                (i) All of Seller's rights and privileges under "Assigned
            Contracts" (as defined in Section 1.4) and unfilled purchase and sales orders.

                (ii) All of Seller's rights to or under all trademarks, service marks, certification marks, United States and foreign trademark registrations and applications, trade names, copyrights, United States and foreign patents and patent applications, if any, including international priority rights associated therewith, and all patent, trademark and other licenses, trade secrets, inventions, and any and all goodwill associated with any of the foregoing, royalties and rights to sue for past infringements, including, without limitation, those items listed or otherwise described on the Schedules hereto.

                (iii) All of Seller's customer lists, uncollected invoices, credit files, payroll records, schedules of fixed assets, books of account, contracts, sales representation agreements and sales agency agreements (if any), files, papers, books, records, designs, drawings, specifications and engineering data and all other public or confidential business records, all to the extent reasonably required for the orderly continuation of the business operations of Seller (collectively, the "Business Records").

            (i) Except as otherwise specified on the Disclosure Schedule hereto, all of Seller's causes of action, judgements, claims and demands of whatever nature, memberships, agencies and permits, claims for refunds and rights of offset and credits, all to the extent that they are assignable by Seller.

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            (j) All of Seller's rights under employment contracts, restrictive covenants, nondisclosure agreements and similar obligations of present and former officers and employees of Seller, including, without limitation, those listed on the Disclosure Schedule.

        1.2 Assumption of Liabilities. At the Closing, Purchaser shall assume and agree to pay, perform and discharge Seller from the following liabilities of Seller as existing on the Closing Date (the "Assumed Liabilities"):

            (a) All liabilities reflected in the balance sheet of Seller as of January 25, 1997, including, without limitation, those for product warranties and liabilities arising in the ordinary course of Seller's business which generally accepted accounting principles do not require to be reflected on the balance sheet dated January 25, 1997 and which do not exceed $10,000;

            (b) All of Seller's obligations under the "Assigned Contracts" as hereinafter defined;

            (c) All of Seller's liabilities as shown on the Disclosure Schedule hereto and made a part hereof; and

            (d) liabilities arising in the ordinary course of Seller's business after January 25, 1997, being the date of the most recent balance sheet, attached hereto as Exhibit A, included in the Financial Statements, as hereinafter defined, to the Closing together with any other liabilities not reflected on Exhibit A which other liabilities do not in the aggregate exceed $10,000.

        With respect to any Assumed Liability, such assumption by Purchaser is for the benefit only of Seller and shall not expand, increase, broaden or enlarge the rights or remedies of any other party, nor create in any other party any right against Purchaser which such party would not have against Seller if this Agreement had not been consummated.

        1.3 Other Liabilities Not Assumed. Neither AMT nor Purchaser shall assume any liabilities of Seller which are not described in Section 1.2 or set forth on the Disclosure Schedule and, with respect to each Assumed Liability, neither AMT nor Purchaser shall assume or be under any liability or obligation over and above any amount, or after the occurrence of any limitation or expiration date, of such liability or obligation stated on such schedule. Without limiting the generality of the foregoing and except as otherwise provided on the Disclosure Schedule or in Section 1.2 hereof, the Assumed Liabilities will not include, and neither AMT nor Purchaser shall assume under this Agreement, any of the following obligations or liabilities of Seller:

            (a) Except as otherwise provided in Section 4, any cost, expense, capital gain or income tax or any similar liability of Seller, any limited or general partner of the Seller (each, a "Partner" and collectively, the "Partners") or any Partner arising from or growing out of the sale provided for by this Agreement.

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            (b) Any debt, obligation or liability to any Partner, employee, agent, officer, director or security holder of Seller or of any entity owned or controlled in whole or in part by Seller under any employment, sales, representation or similar agreement not identified as an "Assigned Contract" (as defined below), or under any employee option plan, stock or securities purchase plan, bonus plan or arrangement, pension plan or other benefit plan, health plan or other employee welfare plan or arrangement.

            (c) Any obligations or amounts owed to any employees of Seller or any Partner.

            (d) Any debt, liability or obligation of Seller (or costs and expenses in connection therewith) to the extent that such debt, liability or obligation is actually satisfied or paid on behalf of Seller by an insurer or insurers under a policy issued to Seller.

            (e) Any liability or obligation arising from any violation by Seller or by its Partners, officers, employees or agents of any statute (or rule or regulation thereunder) or executive regulation of the United States or any State or any political subdivision or agency thereof or any statutes (or rule or regulation thereunder) or executive, administrative or quasi-judicial regulation of any foreign government.

            (f) Any liability or obligation whose existence violates or is contrary to any representation or warranty of Seller hereunder.

            (g) Any liability under any Environmental Law, as defined in Exhibit B hereto, connected in any manner with any products produced by, or events or activities produced by Seller prior to the Closing.

            (h) Federal or other domestic or foreign income tax or other tax liabilities known or unknown, existing or arising from operations prior to the Closing, except for taxes on products not delivered by Seller or paid for prior to the Closing.

            (i) Any liability or obligation for or arising under any claim for workers compensation or for any tort, breach of any legal duty, breach or violation of any contract or violation or breach of any law, statute, ordinance, rule, regulation, injunction or decree, or any liability or obligation for any "product liability" or other claim connected in any manner with any products, events or activities produced or taking place prior to the Closing.

            (j) Any liability to Trenwith Capital, Inc. ("Trenwith"), arising under that certain letter agreement, dated June 25, 1996, by and between Trenwith and Seller, or otherwise.

        1.4 Assignment of Certain Contracts. At the Closing, Purchaser shall succeed to the rights and privileges of Seller, and shall assume the obligations of Seller performable after the Closing, pursuant to those leases, insurance policies, contracts and other agreements, and only those leases, insurance policies, contracts and other agreements, of Seller which are listed as "Assigned Contracts" on the Disclosure Schedule hereto (the "Assigned Contracts") as and in

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the form of the copies thereof (or, if oral, as and in the form of the written statements of the terms thereof) furnished or made available to Purchaser pursuant to Sections 5.8, 5.9, 5.10, 5.11, 5.12 and 5.18 hereto. Without limiting the generality of the foregoing, neither AMT nor Purchaser shall assume, nor shall either of them have any liability with respect to, any obligations of Seller under any Assigned Contract (a) required therein to be performed by Seller at or prior to the Closing or (b) arising out of any breach thereof occurring prior to the Closing.

        1.5 Instruments of Conveyance, Assumption or Assignment. The sale, conveyance, transfer, assignment and delivery of the Assets and the Assigned Contracts and the assumption of the Assumed Liabilities, as herein provided, shall be effected by bills of sale, endorsements, assignments, deeds, drafts, checks, stock powers or other instruments in such reasonable and customary form as shall be requested by AMT or Purchaser, and Seller shall at any time and from time to time after the Closing, upon reasonable request, execute, acknowledge and deliver such additional bills of sale, endorsements, assignments, deeds, drafts, checks, stock powers or other instruments and take such other actions as may be reasonably required to effectuate the transactions contemplated by this Agreement.

2.      PURCHASE PRICE

        2.1 Purchase Price. In consideration for the sale, conveyance, transfer and delivery of the Assets and the Assigned Contracts and upon the terms and subject to the conditions set forth in this Agreement, Purchaser shall assume the Assumed Liabilities and AMT shall pay to Seller the "Purchase Price," which shall consist of:

            (a) a cash payment of $6,372,793;

            (b) two secured non-negotiable subordinated promissory notes of Purchaser, guaranteed by AMT, which notes are in substantially the form attached as Exhibits C-1 and C-2 hereto (the "Purchase Notes"), dated as of the Closing Date, in the aggregate original principal amounts (i) of $800,000 a copy of which is attached is Exhibit C-1 hereto (the "$800,000 Note"), and (ii) $747,254 a copy of which is attached as Exhibit C-2 hereto. The $800,000 Note shall be placed in escrow at or prior to the Closing, and the principal amount of the $800,000 Note shall be subject to adjustment to reflect decreases in Working Capital as described in Section 2.2 hereof;

            (c) 179,492 shares of the common stock, $0.01 par value per share, of AMT ("AMT Stock"), less 9,590 of such shares of AMT Stock which shall be placed in escrow at or prior to the Closing and which shall be subject to adjustment to reflect decreases in Working Capital as described in Section 2.2; and

            (d) a non-negotiable promissory note in the original principal amount of $175,000 a copy of which is attached as Exhibit C-3 (the "$175,000 Note").

        2.2 Adjustments. For purposes of this Agreement, "Working Capital" shall mean current assets less current liabilities (excluding any reserve for doubtful accounts) determined in accordance with generally accepted accounting principles ("GAAP") to the extent consistent

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with Seller's past practices. The Purchase Price shall be adjusted downward to account for the amount, if any, by which Working Capital of Seller as of the Closing is less than $150,000 (provided that, for determining the amount of any such adjustment, such $150,000 amount shall be increased by the amount by which $110,000 exceeds capital expenditures made during January and February of 1997), as determined based on the "Working Capital Audit," as hereinafter defined. Any adjustment to the Purchase Price pursuant hereto shall be made by allocating 86.74% of such adjustment to the principal amount of the Purchase Note and 13.26% of such adjustment to the escrowed shares of AMT stock. Any amount by which Working Capital exceeds $150,000 pursuant to the Working Capital Audit shall be used to immediately prepay the principal amount outstanding on the $175,000 Note.

        2.3 Adjustment Procedure. A post-Closing audit (the "Working Capital Audit") shall be completed by Purchaser's independent auditors and communicated in writing to Seller no later than thirty days after the "Closing Date," as hereinafter defined. If Seller disagrees with the result of the Working Capital Audit, Seller shall inform Purchaser of such disagreement in writing within ten business days after results of the Working Capital Audit are communicated to Seller. Purchaser and Seller shall attempt to resolve their differences through good faith negotiation. If Purchaser and Seller are unable to resolve such disagreement within twenty days after Seller informs Purchaser of its disagreement with the results of the Working Capital Audit, the disagreement will be submitted to a binding third-party audit, with costs to be shared equally by Purchaser and Seller. Such audit shall be conducted in San Diego, California by an auditor who (a) shall be selected by the then current managing partner of the San Diego office of a so-called "Big Six" accounting firm agreed upon by AMT and Seller and (b) shall possess a minimum of 10 years' experience in accounting and auditing.

3.      CLOSING

        The closing of the sale and purchase (the "Closing") shall take place at the offices of Foley, Hoag & Eliot LLP at 10:00 a.m. on February 27, 1997 effective as of 2:30 p.m. Pacific Standard Time on February 27, 1997, or at such other time and place as may be mutually agreed upon (the "Closing Date") unless this Agreement shall be extended or terminated in accordance with Section 17 hereof. At the Closing, Seller shall deliver to Purchaser such bills of sale, endorsements, assignments, deeds, drafts, checks, stock powers or other instruments as shall be effective to vest in Purchaser title to the Assets in accordance with this Agreement. At the Closing, AMT shall deliver to Seller the Purchase Note, the "Assumption Agreement," as hereinafter defined, one or more stock certificates evidencing the AMT Stock and $6,372,793 by wire transfer of immediately available funds to the account described in the Disclosure Schedule.

4.      TAXES AND PREPAID ITEMS

        Except as otherwise expressly provided herein, as reflected on the most recent balance sheet of Seller included in the "Financial Statements" (as hereinafter defined), or incurred in the ordinary course of business thereafter subject to the limitations set forth in Section 1.2(d), Seller will pay all sales, use, franchise and other taxes and charges which may become payable in connection with the sale of the Assets pursuant to the terms of this Agreement, and any and all

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other taxes and charges accruing out of the operation of Seller's business prior to the Closing Date. Notwithstanding the foregoing, Seller and Purchaser shall each be responsible for one-half of any taxes imposed under Cal. Rev. and Tax Code, Sections 6051, 7202, 7251 or 7262; in connection with the sale of the Assets.

5.      REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller represents, warrants, covenants and agrees that, except as set forth in the Disclosure Schedule:

        5.1 Organization and Power. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified and in good standing in each other jurisdiction in which it owns or leases properties, conducts operations or maintains a stock of goods and where the failure to so qualify would have a material adverse effect on Seller or its business or property (a true and correct list of each such jurisdiction is set forth in the Disclosure Schedule), with full partnership power and authority to carry on the business in which it is engaged and to execute and deliver and carry out the transactions contemplated by this Agreement. GEC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

        5.2 Due Authorization; Effect of Transaction. No provision of Seller's Certificate of Limited Partnership or Fourth Amended and Restated Limited Partnership Agreement or of any agreement, instrument or understanding, or any judgment, decree, rule or regulation, to which Seller is a party or by which Seller is bound, has been or will be violated by the execution and delivery by Seller of this Agreement or the performance or satisfaction of any agreement or condition herein contained upon Seller's part to be performed or satisfied, and all requisite partnership and other authorizations for such execution, delivery, performance and satisfaction by Seller have been duly obtained. This Agreement will, upon execution and delivery, be a legal, valid and binding obligation of Seller, enforceable in accordance with its terms.

        5.3 Financial Statements. Seller has delivered to Purchaser true, correct and complete copies of the audited financial statements of Seller, including the balance sheet of Seller as at the close of its fiscal year ended December 31, 1996, a related statement of operations, consolidated statement of changes in partners' equity, and statement of cash flows for the year then ended (the "Audited Financial Statements"). Seller has also delivered to Purchaser the balance sheet of Seller as at January 25, 1997, together with related statement of operations, consolidated statement of changes in partners' equity, and statement of cash flows for the period then ended (the "Interim Financial Statements").

        The Audited Financial Statements, including the notes to such financial statements, and the Interim Financial Statements are hereinafter sometimes collectively referred to as the "Financial Statements." All of the Financial Statements have been prepared in accordance with GAAP consistently followed throughout the periods (except as set forth in such notes or statements and, with respect to the Interim Financial Statements, except for normal auditing adjustments) and fairly present, in all material respects, the financial condition of Seller and the results of its operations as at the dates thereof and for the periods covered thereby. To Seller's knowledge

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and except as set forth in the Disclosure Schedule, the Financial Statements reflect or provide for all material claims against, and all debts and liabilities of, Seller, fixed or contingent, as at the dates thereof, and to Seller's knowledge there has not been any change between the date of the most recent Financial Statements and the date of this Agreement which has affected materially and adversely the business or properties or condition or prospects, financial or other, or results of operations of Seller.

        5.4 Accounts Receivable. All customer and trade notes and accounts receivable (collectively, "Accounts Receivable") owned by Seller on the date of the most recent balance sheet included in the Financial Statements, net of reserves, are in the aggregate fully collectible in the ordinary course of business consistent with the past practices of Seller within 120 days of the Closing, to the extent of the aggregate face value thereof as indicated on such balance sheet. Purchaser shall attempt to collect all Accounts Receivable in a manner consistent with Seller's past practices. At the option of the Purchaser exercisable within ten days after the end of the 120 day period set forth in the previous sentence, any such Accounts Receivable remaining uncollected 120 days after the Closing together with supporting documentation may be returned to Seller for a cash payment in the amount of such Accounts Receivable, and Seller may thereafter collect such Accounts Receivable in a manner consistent with Seller's past practices. To the extent that, after the Closing and prior to the return of receivables to Seller, Purchaser receives payment from customers, whose receivables Purchaser decides to return to Seller in accordance with this section, such payments shall be applied to such customer's oldest receivables first.

        5.5 Distributions. From January 25, 1997 to the date hereof, Seller has not declared or made any distribution whatsoever to any holder of its securities, either in cash, securities, or other property, through purchases or redemptions of securities or otherwise.

        5.6 Subsidiaries. Except for the GEC Stock, Seller does not own, directly or indirectly, any of the capital stock of any corporation, association, trust or similar entity, any interest in the equity of any partnership or similar entity, any share in any joint venture, or any other equity or proprietary interest in any entity or enterprise, however organized and however such interest may be denominated or evidenced.

        5.7 Real Property. Seller owns no real property.

        5.8 Leases. The leases listed and described in the Disclosure Schedule and constituting a portion of the Assigned Contracts constitute all the leases of real or material items of personal property under which Seller is bound or to which Seller is a party. Each lease listed in the Disclosure Schedule is valid, binding, subsisting and enforceable in accordance with its terms, and neither Seller nor, to the knowledge of Seller, any landlord or lessor is in default or in arrears in the performance or satisfaction of any agreement or condition on its part to be performed or satisfied thereunder, and no written waiver or indulgence or, to the knowledge of Seller, oral or other waiver or indulgence has been granted by any of the landlords or lessors under said leases. Seller is not the landlord or lessor under any leases of real or personal property.

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        5.9  Personal Properties. Seller directly or indirectly through GEC owns and has good title to all the tangible and intangible personal property and assets, other than the leaseholds or licenses referred to in the Disclosure Schedule, reflected upon the most recent balance sheet included in the Financial Statements or used by Seller in its business if not so reflected, free and clear of all liens, encumbrances and security interests of other persons, of whatever kind and character, except as set forth in the Disclosure Schedule. The Disclosure Schedule contains an identification of each item of fixed assets and machinery and equipment on the books of Seller and GEC. None of the fixed assets and machinery and equipment is subject to contracts of sale, none is held by Seller directly or indirectly through GEC as lessee or as conditional sales vendee under any lease or conditional sales contract and none is subject to any title retention agreement, except as set forth in the Disclosure Schedule. The production machinery and equipment currently in use on a regular basis has been maintained in a manner consistent with Seller's past practice and, to the knowledge of Seller, does not, and as of the Closing will not, require repairs exceeding a cost of $5,000 with respect to any single such piece of machinery or equipment or $25,000 in the aggregate. All of Seller's or GEC's inventories of finished goods, work-in-process, raw materials, and other miscellaneous supplies and materials ("Inventory"), are capable of being sold by Seller in the ordinary course of business at a price equal to the valuation of Inventory in the most recent balance sheet (net of reserves) included in the Financial Statements.

        5.10 Employment Arrangements. Except as set forth on the Disclosure Schedule, Seller has no obligation, contingent or otherwise, under any employment agreement, collective bargaining or other labor agreement, any agreement containing severance or termination pay arrangements, deferred compensation agreement, retainer or consulting arrangements, pension or retirement plan, bonus or profit-sharing plan, employee stock option or purchase plan or other employee contract or non-terminable (whether with or without penalty) arrangement, group life, health, medical or hospitalization insurance, plan or program or other employee or fringe benefit plan, including vacation plans or programs and sick leave plans or programs. The Disclosure Schedule sets forth the basis of funding, and the current status of, any past service liability with respect to any such plan or agreement. Seller or its employees are not now and for the past five years have not been subject to or involved in or, to Seller's knowledge, threatened with any union elections, petitions therefor or other organizational activities. Seller has performed all material obligations required to be performed under all such agreements, plans and arrangements and is not in breach of or in default or arrears under the terms thereof.

        5.11 Material Contracts and Arrangements. Except as set forth in the Disclosure Schedule or reflected in the Financial Statements, Seller has no contract or arrangement, including, without limitation, any commitments or obligations, contingent or otherwise, under any contract or arrangement (a) for the purchase or sale of inventory in excess of $5000 in any one instance, (b) for the purchase or sale of supplies, services or other items in excess of $5000 in any one instance, (c) for the purchase, sale or lease of any equipment or machinery, (d) for the performance of service for others in excess of $5000 in any one instances or (e) extending beyond June 30, 1997. Each of such contracts and arrangements is valid, binding, subsisting and enforceable against Seller in accordance with its terms and Seller has performed all material obligations required to be performed by it under any such contract or arrangement and is not in breach or default or in arrears in any material respect or in any other respect which would permit the other party to cancel such contract or arrangement under the terms thereof.

        5.12 Carbon Fiber Supply Arrangements. The Disclosure Schedule describes all of Seller's existing executory supply contracts, agreements and other arrangements with Toray Industries, Inc. for the supply of carbon fiber and carbon epoxy prepreg.

        5.13 Ordinary Course of Business. Seller, from the date of the most recent Financial Statements, to the date hereof,

             (a) has operated its business in the normal, usual and customary manner in the ordinary and regular course of its business;

             (b) has not sold or otherwise disposed of any of its properties or assets, other than inventory sold in the ordinary course of business;

             (c) has not sold, assigned or transferred any patents, trademarks, trade names, trade secrets, copyrights or other intangible assets;

             (d) has not increased the compensation payable or to become payable to any of its officers, employees, or agents paid at a rate exceeding $50,000 annually following such increase;

             (e) has not suffered any material damage, destruction or loss (whether or not covered by insurance) or any acquisition or taking of property by any governmental authority;

             (f) has not knowingly waived any rights which individually or in the aggregate exceed $5000; and

             (g) has not experienced any organized, collective work stoppage or industrial action.

        5.14 Litigation and Compliance with Laws. There is no litigation pending to which Seller is a party or which concerns any Asset and, to Seller's knowledge, no such litigation is threatened. Seller is and at all times since its inception has been in all material respects in compliance with all laws and governmental rules and regulations, domestic and foreign, and all requirements of insurance carriers, applicable to its business or affairs or properties or assets, including, without limitation, those relating to pollution, pollution of public health, the environment and occupational health and safety.

        5.15 Taxes. "Taxes" means any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Internal Revenue Code section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

        Seller has filed or caused to be filed, or on the date of the Closing will have filed, all returns, declarations and reports related to Taxes that are required to be filed by Seller on or prior to the Closing. All Taxes due and payable by Seller on or before the date of this Agreement with respect to the Assets have been paid except for any such obligations being contested in good faith and which are described on the Disclosure Schedule. Seller has not received any notice or assessment to the effect that there are Taxes due or claimed to be due from Seller. In addition, to the knowledge of Seller, no such notice is contemplated or under consideration. Seller has no knowledge nor has Seller received any notice of the assertion or threatened assertion of any lien on any of the Assets on account of any unpaid Taxes that are due and payable. No audits of the returns or reports of Seller by any government authority are pending or, to the knowledge of Seller, threatened. From January 25, 1997 to the date hereof Seller has not made any payment of or on account of any federal, state or local income, franchise or any real or personal property taxes, except as set forth in the Disclosure Schedule. Seller is not aware of any basis upon which any assessment for a material amount of additional federal income taxes could be made. The information shown on the federal income tax returns of Seller heretofore delivered to AMT fairly presents the information purported to be shown, in all material respects.

        5.16 Environmental Matters. Without limiting the generality of Section 5.14:

             (a) Seller is in compliance in all material respects with all applicable Environmental Laws (as such term is defined in Exhibit B hereto);

             (b) Seller has obtained all permits and approvals required under Environmental Laws, including, without limitation, all environmental, health and safety permits, licenses, approvals, authorizations, variances, agreements and waivers of federal, state and local governmental authorities ("Permits") necessary for the conduct of Seller's business and the operation of its facilities, and all such Permits are in full force and effect and Seller is in all material respects in compliance with all terms and conditions of such Permits;

             (c) To the knowledge of Seller, neither Seller nor any of its currently or previously owned or leased property or operations has been named as a potentially responsible party or is subject to any outstanding written order from or agreement with any federal, state or local governmental authority or other person or is subject to any judicial or docketed administrative proceeding respecting (i) Environmental Laws, (ii) Remedial Action (as such term is defined in Exhibit B hereto) or (iii) any material Environmental Liabilities and Costs (as such term is defined in Exhibit B hereto);

             (d) Seller has not received any notice or claim to the effect that it is or is reasonably expected to be subject to a demand or claim by any person as a result of a Release (as such term is defined in Exhibit B hereto) or threatened Release or any notice letter or request for information under CEDILLA (as such term is defined in Exhibit B hereto); and

             (e) No Environmental Lien (as such term is defined in Exhibit B hereto) and no unrecorded Environmental Lien of which Seller has notice has attached to any property of Seller.

        5.17 Trademarks, Licenses, Etc. The Disclosure Schedule sets forth all of the trademarks, trade names, service marks, patents, copyrights, registrations or applications with respect thereto, and licenses or rights under the same owned, used or intended to be acquired or used by Seller, and, to the extent indicated in the Disclosure Schedule, the same have been duly registered in such offices as are indicated therein. Seller is the sole and exclusive owner of the trademarks, trade names, service marks and copyrights, the holder of the full record title to the trademark registrations and the sole owner of the inventions covered by the patents and patent applications, all as set forth in the Disclosure Schedule; Seller has the sole and exclusive right, except as set forth in the Disclosure Schedule, to use such trademarks, trade names, service marks, patents and copyrights. Seller's use of such trademarks, trade names, service marks, patents and copyrights has not infringed, and is presently not infringing, the rights of any person and, to Seller's knowledge, no person is currently infringing any of Seller's rights therein.

        5.18 Insurance. The insurance policies listed and described briefly (which description sets forth deductible amounts, if any) in the Disclosure Schedule constitute all of the policies in force and effect in respect of the business, properties and assets, including, without limitation, insurance on personnel, of Seller. Seller is not in default under any such policy.

        5.19 Extraordinary Events. From January 25, 1997 to the date hereof, none of the business or properties or condition, financial or other, or results of operations of Seller have been materially and adversely affected in any way as the result of any fire, explosion, accident, casualty, labor disturbance, requisition or taking of property by any governmental body or agency, flood, embargo, or Act of God or the public enemy, or cessation, interruption or diminution of operations, whether or not covered by insurance.

        5.20 [Intentionally omitted.]

        5.21 Products in Warranty. Attached as part of the Disclosure Schedule are true and correct copies of Seller's standard warranty agreements used by Seller in connection with its business operations. Seller's standard warranty agreements apply to each product in warranty except as otherwise indicated on the Disclosure Schedule. Seller is not in violation in any material respect of any such warranty agreement.

        5.22 Certain Transactions. None of the Partners, officers, directors or employees of Seller or the General Partner is presently a party to any transaction with Seller (other than for services as officers, directors and employees), including, without limitation, any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any such Partner, officer, director or employee, any member of a family of any such Partner, officer, director or employee or any corporation, partnership, trust or other entity in which any such Partner, officer, director or any employee has a substantial interest or is an officer, director, trustee or partner.

        5.23 No Governmental Authorizations or Approvals Required. No authorization or approval of, or filing with, any governmental agency, authority or other regulatory body will be required of Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

        5.24 Employee Benefit Plans. The Disclosure Schedule contains a true, correct and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, insurance disability, bonus, vacation pay, severance pay and other similar plans, programs or agreements, and every material personnel policy, whether reduced to writing or not, relating to any persons employed by Seller and maintained at any time by Seller or the General Partner or by any other member (hereinafter, "Affiliate") of a controlled group of corporations, group of trades or businesses under common control or affiliated service group that includes Seller or the General Partner (as defined for purposes of Section 414(b), (c) and (m) of the Code) (collectively, the "Plans"). Seller has made available to Purchaser true, correct and complete copies of all Plans that have been reduced to writing, together with all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instrument, and true, correct, and complete written summaries of those that have not been reduced to writing. Except as set forth on the Disclosure Schedule, neither Seller nor the General Partner nor any Affiliate has any obligation or other employee benefit plan liability under applicable law; nor has Seller, the General Partner or any Affiliate ever been obligated to contribute to any "multi-employer plan," as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Neither Seller nor the General Partner nor any Affiliate has incurred any "withdrawal liability" calculated under Section 4211 of ERISA and there has been no event or circumstance which would cause them to incur any such liability. Neither Seller nor the General Partner nor any Affiliate has ever maintained a Plan providing health or life insurance benefits to former employees. No Plan previously maintained by Seller, the General Partner or any Affiliate that was subject to ERISA has been terminated; no proceedings to terminate any such Plan have been instituted within the meaning of Subtitle C of Title IV of ERISA; and no reportable event within the meaning of Section 4043 of said Subtitle C has occurred with respect to any such Plan, and no liability to the Pension Benefit Guaranty Corporation has been incurred. For each Plan, Seller, the General Partner and every Affiliate are, in all material respects, in compliance with all requirements prescribed by all statutes, regulations, orders, or rules currently in effect, and they have in all material respects performed all obligations required to be performed by them. Neither Seller nor the General Partner nor any Affiliate, nor any of their Partners, directors, officers, employees, or agents, nor any trustee or administrator of any trust created under the Plans, have engaged in or been a party to any "prohibited transaction" as defined in Section 4975 of the Code and Section 406 of ERISA that could subject AMT or Purchaser or their affiliates, directors, or employees or the Plans or the trusts relating thereto or any party dealing with any of the Plans or trusts to any tax or penalty on "prohibited transactions" imposed by Section 4975 of the Code.

        Each Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder have been determined to be exempt from tax under Section 501(a) of the Code; copies of all determination letters have been delivered to Purchaser; and nothing has occurred since the date of such determination letters that might cause the loss of such qualification or exemption. There are no qualified profit sharing or stock bonus plans, all employer contributions accrued for plan years ending prior to the Closing Date under the Plan terms and applicable law have been made.

        Except as set forth on the Disclosure Schedule, all of the liabilities with respect to all of the Plans are accurately reflected in the Financial Statements or incurred thereafter only in the ordinary course of Seller's business, none of which are material.

6.      REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF GENERAL PARTNER

        6.1 Organization and Corporate Power. The General Partner is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified and in good standing in each other jurisdiction in which it owns or leases properties, conducts operations or maintains a stock of goods (a true and correct list of each such jurisdiction is set forth in the Disclosure Schedule), with full corporate power and authority to carry on the business in which it is engaged and to execute and deliver and carry out the transactions contemplated by this Agreement.

        6.2 Due Authorization; Effect of Transaction. No provision of the General Partner's Certificate of Incorporation or By-laws or of any agreement, instrument or understanding, or any judgment, decree, rule or regulation, to which the General Partner is a party or by which the General Partner is bound, has been or will be violated by the execution and delivery by the General Partner of this Agreement or the performance or satisfaction of any agreement or condition herein contained upon its part to be performed or satisfied, and all requisite corporate and other authorizations for such execution, delivery, performance and satisfaction have been duly obtained. This Agreement will, upon execution and delivery, be a legal, valid and binding obligation of the General Partner, enforceable in accordance with its terms.

7.      REPRESENTATIONS, WARRANTIES, COVENANTS, AND AGREEMENTS OF AMT AND
        PURCHASER

        7.1 Organization and Corporate Power. AMT is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified and in good standing in each other jurisdiction in which it owns or leases properties, conducts operations or maintains a stock of goods, where failure to so qualify would have a material adverse effect on AMT or its business or property, with full corporate power and authority to carry on the business in which it is engaged and to execute and deliver and carry out the transactions contemplated by this Agreement. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified and in good standing in each other jurisdiction in which it owns or leases properties, conducts operations or maintains a stock of goods, where failure to so qualify would have a material adverse effect on Purchaser or its business or property, with full corporate power and authority to carry on the business in which it is engaged and to execute and deliver and carry out the transactions contemplated by this Agreement.

        7.2 Due Authorization; Effect of Transaction. No provision of AMT's or Purchaser's Certificate of Incorporation or By-laws, or of any agreement, instrument or understanding, or any judgment, decree, rule or regulation, to which AMT or Purchaser is a party or by which it is bound, have been or will be violated by the execution by AMT or Purchaser of this Agreement or the performance or satisfaction of any agreement or condition herein contained upon the part of AMT or Purchaser to be performed or satisfied, and all requisite corporate and other authorizations for such execution, delivery, performance and satisfaction have been duly obtained. This Agreement will upon execution and delivery be a legal, valid and binding obligation of each of AMT and Purchaser, enforceable in accordance with its terms.

        7.3 SEC Documents; Financial Statements. AMT has made available to Seller and the General Partner a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by AMT with the Securities Exchange Commission (the "Commission") since its initial public offering (as such documents have since the time of their filing been amended, the "AMT SEC Documents"), which are all the documents (other than preliminary material) that AMT was required to file with the Commission since such date. As of their respective dates, the AMT SEC Documents and any forms, reports and other documents filed by AMT after the date of this Agreement complied or will comply in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the Commission thereunder applicable to such AMT SEC Documents or such other forms, reports or other documents, and none of the AMT SEC Documents contained, or will contain at the time they are filed, any untrue statement of a material fact or omitted, or will omit at the time they are filed, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of AMT included in the AMT SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-QSB of the Commission) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments, which were not individually or in the aggregate material) in all material respects the financial position of AMT as at the dates thereof and the results of its operations and cash flows for the periods then ended.

        7.4 Reports under Exchange Act. In order to permit the eventual sale of AMT Stock by Seller any Partner or any shareholder of any Partner to whom Seller transfers AMT Stock, AMT agrees to:

             (a) make and keep public information available, as those terms are understood and defined in Rule 144 promulgated under the Securities Act; and

             (b) file with the Securities and Exchange Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act.

         7.5 Collection of Accounts Receivable. Purchaser shall collect Accounts Receivable in a manner consistent with the past practices of Seller. Any Accounts Receivable remaining uncollected after 120 days after the Closing shall be returned to Seller for collection, and Seller shall pay the face amount of such Accounts Receivable to Purchaser in cash.

         7.6 Continuing Representations. The representations and warranties of AMT and Purchaser herein contained shall survive the Closing for a period of 24 months, except that the warranties set forth in Section 7.4 shall survive the closing for a period of 36 months or such earlier time as Rule 144(k) or any successor to such rule shall become available for the sale of the AMT Stock.

8.       COVENANTS AND AGREEMENTS

         8.1 Covenants and Agreements of Seller Pending Closing. Seller covenants and agrees that Seller, from the date hereof to the Closing Date,

             (a) will operate its business in the normal, usual and customary manner in the ordinary and regular course of business;

             (b) will not sell or otherwise dispose of any of its properties or assets, other than inventory of finished goods sold in the ordinary course of business;

             (c) will not sell, assign or transfer any patents, trademarks, trade names, trade secrets, copyrights or other intangible assets;

             (d) will not increase the compensation payable or to become payable to any of its officers, employees, or agents paid at a rate exceeding $50,000 annually following such increase; or

             (e) will not enter into any other transaction or transactions which individually or in the aggregate are material to Seller.

         8.2 Distribution of AMT Stock. Seller agrees and covenants that each transfer of AMT Stock by Seller shall be made in compliance with all applicable securities laws, and, without limiting the generality of the foregoing, in connection with each such transfer, the transferee shall execute a Subscription Agreement in the form of Exhibit D hereto.

         8.3 Actions Prior to the Closing. Seller shall pay when due all Taxes owing on account of the Assets the operations of Seller that relate to the period prior to the Closing, other than such amounts, if any, that constitute Assumed Liabilities and except as provided in Section 4. Seller shall be responsible for payment, when due, of all Taxes assessed based upon, or otherwise relating to, the Assets or the operations of Seller prior to the Closing Date and for all period(s) ending on or before the Closing Date, whether or not due on the Closing Date, other than such amounts, if any, that constitute Assumed Liabilities and except as provided in Section 4.

9.       CONDITIONS OF AMT'S AND PURCHASER'S OBLIGATIONS

         The obligations of AMT and Purchaser to close hereunder are subject to the fulfillment to the reasonable satisfaction of, or waiver by, AMT and Purchaser, prior to or at the Closing, of each of the following conditions:

         9.1 Opinion of Seller's Counsel. Seller shall have furnished AMT and Purchaser with an opinion, dated the Closing Date, of O'Connor, Cavanagh, Anderson, Killingsworth and Beshears, counsel for Seller, in form and substance reasonably satisfactory to AMT and Purchaser.

         9.2 No Opposition. No suit, action or proceeding shall be pending or threatened at any time prior to or on the Closing Date before or by any court or governmental body seeking to restrain or prohibit, or damages or other relief in connection with, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or which might materially and adversely affect the business or properties or condition, financial or other, or results of operations of Seller.

         9.3 Non-Competition Agreements. Peter C. Brooks, William Gerhart, Neil Haas, and Robin Arthur shall have executed and delivered to Purchaser a Non-Competition Agreement, in substantially the form of Exhibit E hereto.

         9.4 Employment Agreements. Purchaser shall have executed and delivered employment agreements, substantially in the form of Exhibit F hereto with each of William M. Gerhart, Robin Arthur and Neil Haas.

         9.5 Permits, etc. Seller shall have assigned to Purchaser, or Purchaser shall have obtained, all such permits, licenses, approvals, authorizations, variances, agreements and warranties from federal, state and local governmental authorities, which Purchaser shall, in the exercise of its sole discretion, deem necessary or desirable for the operation by Purchaser of the business of Seller after the Closing.

         9.6 Representations and Covenants. The representations and warranties of Seller and the General Partner contained in this Agreement or otherwise made in writing by either or on the behalf of Seller or the General Partner pursuant hereto or otherwise made in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made on and as of such date; each and all of the covenants, agreements and conditions to be performed or satisfied or waived by Seller hereunder at or prior to the Closing Date shall have been duly performed or satisfied or waived; and Seller shall have furnished AMT and Purchaser with such certificates and other documents evidencing the truth of such representations and warranties and the performance and satisfaction of such covenants, agreements and conditions as AMT and Purchaser shall have reasonably requested.

         9.7 Instruments of Transfer. Seller shall have delivered to Purchaser bills of sale, assignments, deeds, stock powers and other instruments of transfer and assignment in accordance with the provisions hereof, transferring to Purchaser all of Sellers' right, title and interest in and to the Assets, including the Assigned Contracts, to be transferred, sold, assigned and conveyed by Sellers to Purchaser pursuant to the provisions of this Agreement.

         9.8 Subscription for AMT Stock. AMT, Seller and William M. Gerhart and each other person identified by Seller in Schedule Error! Reference source not found. (each, a "Subscribing Person" and, collectively, the "Subscribing Persons") shall have entered into subscription agreements, in substantially the form of Exhibit D hereto, relating to the issuance of shares of AMT Stock by AMT to Seller and the distribution by Seller to the Subscribing Persons, which shall contain provisions for registration of such shares of AMT Stock and which shall provide for a two (2) year lock-up period.

         9.9  [Intentionally left blank.]

         9.10 Tax Allocation Agreement. Seller and Purchaser shall have executed and delivered a Tax Allocation Agreement in substantially the form of Exhibit G hereto.

         9.11 Change of Name. On or before the Closing Date, Seller shall have changed its corporate name from "Grafalloy L.P." to another name in no way similar to or susceptible of confusion with "Grafalloy" or variations thereof, the General Partner shall have changed its corporate name from "Grafalloy, Inc." to another name in no way similar to or susceptible of confusion with "Grafalloy" or variations thereof, and Purchaser shall have reserved the name "Grafalloy Corporation" in Delaware and California.

         9.12 Escrow Agreement. Seller and AMT shall have executed and delivered the "Escrow Agreement," as that term is defined in Section Error! Reference source not found. hereof.

         9.13 Solvency Certificate. Seller shall have delivered a solvency certificate, dated the Closing Date, (in form and substance satisfactory to AMT and Purchaser) signed by the appropriate representative of Seller.

         9.14 Amendment to Lease. Seller and Robert C. Campbell and Alice C. Campbell ("Landlords") shall have executed and delivered Amendment No. 3 to that certain Lease dated July 21, 1993 between Seller and Landlords.

         9.15 Cancellation of Notes. [INTENTIONALLY OMITTED]

         9.16 Diligence. AMT shall have completed its diligence review of the business, properties, assets and liabilities of Seller, with results reasonably satisfactory to Purchaser.

         9.17 Waiver of Closing Conditions. Seller shall deliver to AMT and Purchaser a certificate stating that it has no knowledge of a failure on the part of AMT or Purchaser to satisfy any of the conditions to Closing set forth in this Section 9.

10.      CONDITIONS OF SELLER'S OBLIGATIONS

         The obligations of Seller to close hereunder are subject to the fulfillment to the reasonable satisfaction of, or waiver by, Seller prior to or at the Closing of each of the following conditions:

         10.1 Opinion of AMT's Purchaser's Counsel. AMT and Purchaser shall have furnished Seller and the Partners with an opinion, dated the Closing Date, of Foley, Hoag & Eliot LLP, counsel for AMT and Purchaser, in form and substance reasonably satisfactory to Seller.

         10.2 Representations and Covenants. The representations and warranties of AMT and Purchaser contained in this Agreement or otherwise made in writing by AMT and Purchaser or on behalf of AMT and Purchaser pursuant hereto or otherwise made in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made on and as of such date; each of the covenants, agreements and conditions, including payment of the Purchase Price and execution of an Assumption Agreement, to be performed or satisfied or waived by AMT or Purchaser hereunder at or prior to the Closing Date shall have been duly performed or satisfied or waived; and AMT and Purchaser shall have furnished Seller with such certificates or other documents evidencing the truth of such representations and warranties and the performance and satisfaction of such covenants, agreements and conditions as Seller shall have reasonably requested.

         10.3 No Opposition. No suit, action or proceeding shall be pending or threatened on the Closing Date before or by any court or governmental authority seeking to restrain or prohibit the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         10.4 Assumption Agreement. Purchaser shall have delivered to Seller an assumption agreement dated as of the Closing, by which Purchaser shall assume the Assumed Liabilities (the "Assumption Agreement").

         10.5 Subscription for AMT Stock. AMT, Seller and William M. Gerhart and each other person identified by Seller in Schedule 9.8 (each, a "Subscribing Person" and, collectively, the "Subscribing Persons") shall have entered into subscription agreements, in substantially the form of Exhibit D hereto, relating to the issuance of shares of AMT Stock by AMT to Seller and the distribution by Seller to the Subscribing Persons, which shall contain provisions for registration of such shares of AMT Stock and which shall provide for a two (2) year lock-up period.

         10.6 Security for Purchase Note. The Purchase Notes shall each be secured by a lien on all the assets of Purchaser. Such lien shall be subordinated and junior to the security interest and right of payment of any Senior Lender. Purchaser shall have entered into a security agreement in substantially the form of Exhibit G hereto and shall have delivered signed financing statements and taken such other action reasonably requested by Seller to perfect Seller's security interest in such assets.

         10.7 Employment Agreements. Purchaser shall have executed and delivered employment agreements, substantially in the form of Exhibit F hereto with each of William M. Gerhart, Robin Arthur and Neil Haas.

         10.8 Subordination Agreement. LaSalle and AMT shall have entered into a subordination agreement with Seller in such form and on such terms as shall be satisfactory to Seller, or the Purchase Notes and the $175,000 Note shall contain subordination provisions satisfactory to Seller.

         10.9 Tax Allocation Agreement. Seller and Purchaser shall have executed and delivered a Tax Allocation Agreement in substantially the form of Exhibit G hereto.

         10.10 Waiver of Closing Conditions. AMT shall deliver to Seller a certificate stating that it has no knowledge of a failure on the part of Seller to satisfy any of the conditions to closing set forth in this Section 10.

11.      INDEMNIFICATION

         11.1 Indemnification by Seller. Seller hereby agrees to indemnify, defend and hold AMT and Purchaser, or any subsidiary of AMT or Purchaser holding title to any Asset (collectively, the "Indemnified Persons"), harmless from and against the amount of any actual (or potential in the case of any litigation or claims by any person not a party to this Agreement) damage, loss, cost or expense (including reasonable attorneys' fees and settlement costs) to the Indemnified Persons ("Loss") occasioned or caused by, resulting from or arising out of:

             (a) any failure by Seller to perform, abide by or fulfill any of the agreements, covenants or obligations set forth in this Agreement to be so performed or fulfilled by Seller;

             (b) any material breach of any of the representations or warranties of Seller set forth in this Agreement;

             (c) any claim, known or unknown, arising out of or by virtue of or based upon any liability or obligation of Seller which is not an Assumed Liability including, without limitation, any fees or commissions owed to Trenwith, amounts owed by Seller under the California Bulk Sales Law or amounts owed by Seller to any taxing authority (other than such amounts owed to taxing authorities which are Assumed Liabilities);

provided, however, that Loss shall not include any incidental, consequential, punitive damages, or any amount to the extent that such amount is either an Assumed Liability or reflected in the working capital adjustment in accordance with Section 2.2 but only to the extent that such adjustment results in a reduction in the Purchase Price. All claims for indemnification shall be submitted in writing within 24 months of the Closing Date.


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
        The amount of any Loss shall be the amount of cash reimbursement that, when received by the Indemnified Person incurring such loss, shall reimburse such Indemnified Person for any cost or expense actually incurred by reason of the Loss.

         11.2     Limits on Indemnification by Seller

                  (a) Subject to Section 11.2(d) below, Purchaser's and AMT's sole recourse and remedy shall be to indemnification hereunder. The obligation of Seller to indemnify the Indemnified Persons hereunder shall not exceed in the aggregate $1,250,000, after accounting for taxes in accordance with Section 11.2(c).

                  (b) Subject to Section 11.2(d) below, the Seller shall not be liable and the Indemnified Persons shall have no right to indemnification until, and then only to the extent that, the aggregate amount of losses exceeds $100,000 after accounting for taxes in accordance with Section 11.2(c) below; provided that no single item of loss shall exceed $25,000 not to exceed the limitations set forth in this Section 11.2. With respect to each single item of loss that exceeds $25,000, the Indemnified Persons shall be entitled to full indemnification for the entire amount of each such item of loss not to exceed the limitations set forth in this Section 11.2.

                  (c) For purposes of this Section 11.2(c):

                      (i) the term "Actual Tax Liability" shall mean, for any given fiscal year, the dollar amount, if any, of the federal income tax paid by Purchaser as reflected on Purchaser's consolidated federal income tax return for such fiscal year; and

                      (ii) the term "Effective Tax Rate" shall mean, for any
                  given fiscal year, Purchaser's Actual Tax Liability divided by Purchaser's net income before taxes as reported on Purchaser's federal income tax return.

                  The amount of any Loss hereunder shall be reduced by the amount, if any, by which such Loss reduces Purchaser's Actual Tax Liability for the fiscal year in which such Loss was accrued in accordance with GAAP. The amount of such reduction, if any, shall be calculated by multiplying the amount of the Loss by the Effective Tax Rate for that year.

                (d) if Purchaser or AMT shall suffer any Loss (including the costs of defense) arising out of or in connection with any matter described in Sections 11.1(a) or (c) AMT and/or Purchaser shall be entitled to full recourse and indemnification without reference to the limitations set forth in Sections 11.2(a) and (b) above.

        11.3 Indemnification by Purchaser. Purchaser hereby agrees to indemnify, defend and hold Seller harmless from and against the amount of any actual (or potential in the case of any litigation or claims by any person not a party to this Agreement) damage, loss, cost or expense (including reasonable attorneys' fees and settlement costs) to Seller ("Loss") occasioned or caused by, resulting from or arising out of:

             (a) any failure by Purchaser or AMT to perform, abide by or fulfill any of the agreements, covenants or obligations set forth in or entered into in connection with this Agreement to be so performed or fulfilled by Purchaser or AMT;

             (b) any material breach of any of the representations or warranties of Purchaser or AMT set forth in this Agreement; or

             (c) any claim, known or unknown, arising out of or by virtue of or based upon any liability or obligation which is an Assumed Liability;

provided, however, that Loss shall not include incidental, consequential or punitive damages.

         Except as otherwise provided for in Section 7.6 all claims for indemnification shall be submitted in writing within 24 months of the Closing Date.

         The amount of any Loss shall be the amount of cash reimbursement that, when received by Seller incurring such loss, shall reimburse Seller for any costs or expenses actually incurred by reason of the Loss.

        11.4 Notice of Claim. Seller, AMT or Purchaser, as in the case may be ("Claimant") shall give prompt written notice to Seller, AMT or Purchaser as appropriate ("Indemnifying Party") of any claim (actual or threatened) or other event which in the judgment of Claimant might result or has resulted in a Loss by Claimant hereunder, and Indemnifying Party shall have the right to assume the defense of such claim or any litigation resulting therefrom; provided that (a) Indemnifying Party confirms in writing its obligation to provide indemnification with respect to such claim, and (b) counsel for Indemnifying Party, who shall conduct the defense of such claim (actual, threatened or asserted) or litigation, shall be reasonably satisfactory to the Claimant, and Claimant may participate in such defense at its expense, and provided, further, that the omission by Claimant to give notice as provided herein shall not relieve Indemnifying Party of its obligations hereunder except to the extent that such omission results in a failure of actual notice to Indemnifying Party and Indemnifying Party is damaged or prejudiced as a result of such failure of actual notice. Indemnifying Party, in the defense of any such claim or litigation, shall not, except with the consent of Claimant, consent to the entry of any judgment or decree or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Claimant of a release from all liability in respect to such claim or litigation (provided that if Claimant does not so consent then any loss in excess of the proposed settlement shall be paid by Claimant), and Indemnifying Party shall have no liability with respect to any payment made by Claimant in connection with the settlement, satisfaction or compromise of any claim unless Indemnifying Party shall have approved thereof in advance in writing. If Claimant shall not have received notice that Indemnifying Party shall assume the defense of such claim within twenty (20) days after the notice is sent to Indemnifying Party of the existence of such claim, then Claimant shall be free to proceed with the defense of such claim at the expense of Indemnifying Party. In such case, Indemnifying Party shall pay all expenses of defense promptly, and in any event within five (5) days of submission of any invoice or bill for such expenses to Indemnifying Party. Each such notice shall be accompanied

(or followed as promptly as is reasonably practicable after the amount of such Loss becomes determinable) by a certificate signed by the President of Claimant, and setting forth in reasonable detail the calculation of the amount of such Loss in accordance with the provisions hereof, and accompanied by copies of all relevant documents and records. The omission to give such notice or provide such certificate by Claimant shall not relieve Indemnifying Party of its obligations under this Section 11.4 except to the extent such omission results in a failure of actual notice to Indemnifying Party and Indemnifying Party is damaged or prejudiced by such failure of actual notice. No Loss shall be considered to have occurred with respect to any payment made by Claimant in settlement, satisfaction or compromise of any claim unless Indemnifying Party shall have approved thereof in advance and in writing.

         11.5 Indemnity Escrow. In order to provide AMT and Purchaser with assurances that there will be sufficient funds available to meet its indemnity obligations hereunder, Seller shall escrow $1,500,000 for a period of 12 months from the date hereof after which $250,000 shall be released and the remaining $1,250,000 shall remain in escrow for a further 12 months, in accordance with the provisions of the Escrow Agreement attached as Exhibit I hereto (the "Escrow Agreement"). Such escrowed funds shall be used solely for the purpose of making payments to Indemnified Persons pursuant to this Section 11.

12.      BULK SALES ACT

         AMT, Purchaser and Seller acknowledge that, in effecting the transactions contemplated hereby, neither AMT or Purchaser nor Seller has taken any steps to comply with the California Bulk Sales Law. Notwithstanding the foregoing, Seller covenants and agrees to pay and discharge promptly and when due, and in all respects to defend AMT and Purchaser against, all claims of creditors (other than Assumed Liabilities) that are asserted against AMT or Purchaser by reason of noncompliance with said Bulk Sales Law.

13.      BROKERAGE FEE

         The parties hereto severally represent that no broker (other than Trenwith) has been involved in this transaction and each party agrees to indemnify and hold the others harmless from payment of any brokerage fee, finders fee or commission claimed by any party who claims to have been involved because of association with such party; provided that Seller (pursuant to an agreement between Seller and Trenwith) shall be responsible for payment of any fees owed to Trenwith in connection with this transaction at the Closing.

14.      ENTIRE AGREEMENT; AMENDMENTS; WAIVERS

         This Agreement constitutes the entire agreement of the parties related to the subject matter of this Agreement, supersedes all prior or contemporary agreements, representations, warranties, covenants and understandings of the parties. This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought. In furtherance of the foregoing, the parties hereto acknowledge that (a) there have been no representations, warranties, covenants, understandings or agreements related to the subject matter of this Agreement other than as set forth herein and therefore no reliance can be placed on matters other than as set forth herein, and (b) no agent of any party has or had authority to make representation, warranties, covenants or agreements on behalf of such party and if and to the extent so made, such representations, warranties, covenants or agreements were not authorized and have not been the subject upon which reliance has been placed.

         Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of such term, condition or breach of covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party's right at a later time to enforce or require performance of such provision or of any other provision hereof; and no such written waiver, unless it, by its own terms, explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision.

15.      ASSIGNMENT; SUCCESSORS AND ASSIGNS

         This Agreement shall not be assignable by any party without the prior written consent of the others. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

16.      SEVERABILITY

         If any provision or provisions of this Agreement shall be, or be found to be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

17.      TERMINATION

         This Agreement may be terminated at any time prior to the Closing without liability on the part of any party by written termination agreement executed by Seller and AMT. Each of Seller and AMT may extend the Closing Date, in each case on no more than two occasions, and in each case for a seven-day period, by either of AMT or Seller giving written notice to the other of such seven-day extension. Thereafter, this Agreement may be terminated by written notice by either Seller or AMT if each of the agreements contemplated by this Agreement have not been executed and delivered and the Closing has not occurred on or before such extended Closing Date; provided that the failure to close shall not have occurred as a result of the terminating party's failure to either (a) fulfill all of its obligations under this Agreement, or (b) take any actions reasonably required to be taken by it to fulfill the other party's conditions to closing, as set forth in Sections 9 and 10 respectively.

18.      COUNTERPARTS

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement it shall not be necessary to produce more than one such counterpart.

19.      SECTION AND OTHER HEADINGS

         The headings contained in this Agreement are for reference purposes only and shall not in any way effect the meaning or interpretation of this Agreement.

20.      NOTICES

        All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, certified mail, return receipt requested:

                (a)  TO SELLER:  If to Seller or the General Partner:

                         Peter C. Brooks
                         Chief Executive Officer

                         Grafalloy L.P.
                         2974 Sondra Court
                         Carlsbad, CA 92009

                         with a copy to:

                         John B. Furman, Esq.
                         O'Connor, Cavanagh, Anderson, Killingsworth & Beshears One East Camelback Road, Suite 1000
                         Phoenix, AZ  85012-1656

                (c)  TO AMT OR PURCHASER:  If to AMT or Purchaser, to:

                         Paul W. Pendorf
                         President and Chief Executive Officer

                         The American Materials & Technologies Corporation 5915 Rodeo Road
                         Los Angeles, CA  90016

                         with a copy to:

                         David A. Broadwin, Esq.
                         Foley, Hoag & Eliot LLP
                         One Post Office Square
                         Boston, MA  02109

and/or to such other person(s) and address(es) as either party shall have specified in writing to the other.

21.      GENDER

         Whenever used herein, the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders.

22.      LAW TO GOVERN

         This Agreement shall be governed by and construed and enforced in accordance with the law (other than the law governing conflict of law questions) of the State of California.

23.      ARBITRATION

         In the event the parties hereto are unable to resolve any dispute with respect to claims arising hereunder within 30 days of written notice of such dispute by one party to the others, such dispute shall be settled by compulsory and binding arbitration by a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Each of AMT and Seller shall select one arbitrator, and the arbitrator so selected shall mutually agree upon and select the third arbitrator comprising such panel. The parties agree that such arbitration shall be held in San Diego, California. To the extent necessary to enter or enforce an award hereunder, the parties hereby consent to jurisdiction in such court or courts located in California as is provided by law.

                                  *   *   *

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                                     THE AMERICAN MATERIALS &
                                      TECHNOLOGIES CORPORATION



                                     By:____________________________________
                                     Name:  Paul W. Pendorf
                                     Title:    President and Chief Executive
                                               Officer


                                     GRAFALLOY  ACQUISITION CORPORATION



                                     By:____________________________________
                                     Name:__________________________________
                                     Title:_________________________________


                                     GRAFALLOY L.P.

                                     By its general partner,
                                     Grafalloy, Inc.



                                     By:____________________________________
                                     Name:  Peter C. Brooks
                                     Title:    Chief Executive Officer


                                     GRAFALLOY, INC.



                                     By:____________________________________
                                     Name:  Peter C. Brooks
                                     Title:    Chief Executive Officer